                                AMENDMENT 1993-1
                      TO THE HAWAIIAN ELECTRIC INDUSTRIES
                            RETIREMENT SAVINGS PLAN


     In accordance with Section 10.1 of the Hawaiian Electric Industries Retirement Savings Plan (the "Plan"), the Plan is hereby amended in the following respects:

     1.  Section 6.2(e) is amended to read as follows:

     "(e)  Distributions to Special Participants Relating to Separate Accounts
           -------------------------------------------------------------------
From Merged Plans.  Unless otherwise provided in the Plan, to the extent that
- -----------------
the distribution provisions of a Merged Plan (as such term is defined under the definition of "Accounts" under Section 1.1) differ from the provisions in this
Section 6.2, the distribution provisions of such Merged Plan shall continue to govern the distribution of the assets transferred to the Plan from such Merged Plan, and the earnings thereon. The assets transferred to the Plan from the American Savings Bank Profit Sharing and Tax-Favored Retirement Savings Plan, the Hawaiian Tug & Barge Corp. Supplemental Retirement Plan, the Hawaiian Electric Industries Stock Ownership Plan, the First Nationwide Employees' Investment Plan and the HEI Diversified Defined Contribution Pension Plan upon their merger or transfer of assets and liabilities into the Plan shall be governed by Appendices C, D, E, F, and G respectively, which are incorporated into the Plan by reference.

     2. The assets and liabilities of the HEI Diversified Defined Contribution Pension Plan, to the extent attributable to employees or former employees of HEI Diversified, Inc., Malama Pacific Corp., and Hawaiian Electric Renewable Systems, Inc., Lalamilo Ventures, Inc., and former employees of Hawaiian Insurance & Guaranty Co., Ltd. ("HIG") currently employed by Hawaiian Electric Industries, Inc. ("HEI") or an HEI affiliate other than HIG, shall be transferred into the Plan effective April 1, 1993, or as soon as administratively feasible thereafter, to be held in trust under the Plan. Upon such transfer of assets to the Plan, such assets will be held and administered as provided in Appendix G to the Plan, a copy of which is attached hereto and incorporated herein and into the Plan by this reference, in accordance with
Section 411(d)(6) of the Internal Revenue Code.

     The amendments set forth herein shall be effective as of April 1, 1993.

                                 EXHIBIT 4(j)

     TO RECORD the adoption of these amendments to the Plan, the Hawaiian Electric Industries, Inc. Pension Investment Committee has caused this document to be executed this 21st day of May, 1993.


                                     HAWAIIAN ELECTRIC INDUSTRIES, INC.
                                     PENSION INVESTMENT COMMITTEE


                                     By   /s/ Robert F. Mougeot
                                        -------------------------------
                                        Robert F. Mougeot


                                     By   /s/ Constance H. Lau
                                        -------------------------------
                                        Constance H. Lau

                                   APPENDIX G
                                       TO
                          HAWAIIAN ELECTRIC INDUSTRIES
                            RETIREMENT SAVINGS PLAN

                   Re:  HEI Diversified Defined Contribution
                        Pension Plan


          This Appendix G sets forth the provisions which will govern the assets and liabilities transferred to the Hawaiian Electric Industries Retirement Savings Plan (the "Plan") from the HEI Diversified Defined Contribution Pension Plan (the "HEIDI Plan") (such assets and liabilities being hereinafter referred to as the "Transferred Assets"). Unless otherwise defined herein, all terms defined in the Plan and not defined herein shall be used herein as defined in the Plan.

          1. A separate account will be maintained for the Transferred Assets for each Special Participant (each, a "HEIDI Account"), which shall be fully vested and nonforfeitable at all times.

          2. The Transferred Assets will be governed by the terms of the Plan as "Contributions" under the Plan, each Special Participant who was a participant in the HEIDI Plan prior to the transfer of the Transferred Assets will be considered a "Participant" in the Plan with respect to such Transferred Assets and each HEIDI Account will be considered an "Account" under the Plan, in each case when appropriate in the context (as determined by the Plan Administrator in his discretion) following the transfer of the Transferred Assets; provided, however, that distributions of such Transferred Assets will be governed by the provisions of the HEIDI Plan, unless and until such provisions are amended pursuant to the Plan, and by provisions of the Plan to the extent they are not inconsistent with such HEIDI Plan provisions (as determined by the Plan Administrator). In particular, the provisions of Section 7.2 (Distributions) and 7.3 (Special Distribution Rules) of the HEIDI Plan, copies of which are attached hereto, shall govern the distribution of said Transferred Assets.

          3. Notwithstanding the foregoing, the Transferred Assets shall be governed by provisions of the HEIDI Plan, and by the Internal Revenue Code of 1986, as amended (the Code"), to the extent required by the Code and such regulations.

Section 7.2  Distributions
- --------------------------

          (a) A Participant's vested interest in his Accounts shall be distributed only upon his termination of employment with the Participating Employers and the Associated Companies. No distributions shall be made if a Participant remains employed by a Participating Employer or an Associated Company in a capacity in which he is not eligible to participate in the Plan. Except for distribution to a Beneficiary in the case of death, all distributions shall be to the Participant.

          (b) Distributions shall be made as soon as practicable after the event that entitled the Participant or, in the case of a Participant's death, his Beneficiary, to such distribution.

          (c)  Distributions shall be made in a lump sum.

          (d) If a Participant (i) terminated employment, (ii) was not 100% vested in his Employer Contribution Account, (iii) received a distribution, and
(iv) is re-employed prior to incurring five consecutive One-Year Breaks in Service, the value of his vested interest ("X") in his Employer Contribution Account after such re-employment shall be determined by the following formula:

                               X = P(AB + D) - D.

For purposes of this formula, P is the vested percentage at the relevant time; AB is the account balance at the relevant time; and D is the amount of the distribution.

Section 7.3  Special Distribution Rules
- ---------------------------------------

          (a) Notwithstanding any other provisions of the Plan, unless a Participant requests pursuant to this Section 7.3(a), the distribution of a Participant's Accounts must begin not later than the 60th day after the latest of the close of the Plan Year in which (i) the Participant attains age 65, (ii) occurs the tenth anniversary of the year in which the Participant commenced participation in the Plan, or (iii) the Participant terminates his service with the Participating Employers. A Participant may request that distribution of his Accounts commence at a date later than the latest date provided under the prior sentence. This request must be made by submitting to the Plan Administrator a written statement, signed by the Participant, that describes the distribution and the date on which the Participant requests payment to commence. The Plan Administrator shall not grant this request if such request would not comply with the requirements of regulations under Section 401(a)(9) of the Code, including Treas. Reg. (S)1.401(a)(9)-2.

          (b) (1) If a form of distribution commenced prior to the participant's death, the portion, if any, of his Accounts remaining at his death must be distributed to his Beneficiary at least as rapidly as under such form.

               (2) If distribution of the Participant's Accounts had not commenced at his date of death, such Accounts must be distributed within five years of such date, unless such Accounts are paid over the life of the Participant's (i) designated Beneficiary and such payment commences no later than one year after the Participant's death or (ii) surviving spouse and such payment commences no later than the date the Participant would have attained age 70-1/2.

               (3) Notwithstanding any other provision of the Plan, a Participant's vested Accounts must be distributed (or commence to be distributed over his life expectancy or the joint life expectancies of the Participant and his Beneficiary) no later than April 1 of the calendar year following the calendar year in which he attains age 70-1/2, whether or not he has retired by that date.

               (4) If the present value of the Member's Participant's vested Accounts does not exceed $3,500, such vested Accounts shall be distributed as soon as practicable following the event that entitled the Member to a distribution thereof. If the present value of the Participant's vested Accounts exceeds $3,500, written consent of the Participant must be obtained not more than 90 days before the commencement of the distribution of any part of the Participant's Accounts. If a Participant's vested Accounts are so distributable to him and he fails to consent to an immediate distribution, such failure shall be regarded as an election to defer distribution to the later of age 62 or Normal Retirement Age.

                                ---------------